Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank Sells Majority of Its Mortgage Servicing Rights

Company to Record Related Charges of Approximately $0.61 per Share in the Third Quarter;
Impact on Book Value to Be Half This Amount Due to Timely Disposal of Hedges

ATLANTA (October 13, 2006) — NetBank, Inc. (NASDAQ: NTBK), parent company of NetBank® (www.netbank.com) and a leading mortgage lender, today announced that the company has sold most of its mortgage servicing rights (“MSRs”) associated with conventional, agency-eligible loans. These MSRs accounted for approximately 70% of NetBank’s portfolio, and the unpaid principal balance (“UPB”) on the underlying mortgages totaled $8.5 billion. The MSRs were sold in two separate transactions. The larger, more significant deal involved MSRs for Fannie Mae and Freddie Mac loans. These MSRs had a related UPB of approximately $8.2 billion, and they were acquired by IXIS Real Estate Capital Inc. (“IXIS”). A different buyer purchased a pool of Ginnie Mae MSRs with UPB of approximately $230 million. Both transactions closed on September 29 and were recognized as third quarter events.

Financial and other details of the sale include:

•                  One-time expenses of approximately $0.61 per share. The combined sales price for the MSRs was $119 million, which fell below the carrying value that the company had recognized on these particular MSRs. As a result of this difference, the company recorded an after-tax loss of $19.3 million on the sale. The company also elected to liquidate the Ginnie Mae mortgage-backed securities that it held as an on-balance sheet hedge. The company recorded an after-tax loss of $8.7 million on the sale of those securities. These charges along with other transaction-related costs equate to after-tax expenses of $28.1 million or $0.61 per share.

•                  Limited impact on tangible book value. The sale of the company’s on-balance sheet hedges improved the company’s equity position on an after-tax basis by $13.8 million or $.30 per share and partially offsets the one-time expenses outlined above at the equity or tangible book level. As hedges, the Ginnie Mae securities were valued on a mark-to-market basis. The value of these hedges improved throughout the third quarter. The company ultimately realized a smaller loss on these hedges than the unrealized loss it recognized in its equity calculation on June 30, 2006.

•                  Sub-servicing contract. As part of its negotiation with IXIS, the company reached an agreement to continue servicing the Fannie Mae and Freddie Mac MSRs on IXIS’ behalf. The company had planned to maintain a servicing operation to handle the MSRs it is retaining as well as to service its own mortgage production during the time between origination and delivery into the secondary market. This sub-servicing agreement should provide the company with a source of fee income and greater operational efficiency through scale and leverage.

“The cost of selling these MSRs exceeded our initial expectations, but we believe the entire transaction and the timing of it serve the long-term interest of our company and shareholders,” said Steven F. Herbert, chief executive officer. “The transaction immediately improves the operating profile of the company as well as our bottom line. By reducing the size of our MSR portfolio, we eliminate significant earnings volatility. We will no longer have the same level of exposure to impairment and hedge related losses. The bank’s net interest margin should see incremental lift following the liquidation of the on-balance sheet hedges. We also felt the intrinsic value of the sub-servicing contract provided a meaningful offset to the lower price.”

The financial results presented in this release are estimates and subject to change. Per share calculations may also vary since they are based on total shares outstanding as of June 30, 2006, not September 30. The estimates relate only to the impact of the MSR transactions and do not take into consideration the likely results of ongoing operations. Management has provided earnings guidance of a loss for the third quarter, and analyst estimates currently range from a loss of $0.20 to $0.25. The company will retain MSRs with UPB of approximately $3.5 billion.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets a superior combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) The estimated impact of the sale of the mortgage servicing rights totaling $0.61 per share exactly; 2) The impact of the sales on tangible book value being limited to $0.30 per share exactly; and 3) the sub-servicing contract being an ongoing source of fee income.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) The evolving nature of the market for internet banking and financial services generally; 2) The public’s perception of the internet as a secure, reliable channel for transactions; 3) The success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) Potential difficulties in integrating the company’s operations across its multiple lines of business; 5) The cyclical nature of the mortgage banking industry generally; 6) A possible decline in asset quality; 7) Changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) The possible adverse effects of unexpected changes in the interest rate environment; 9) Adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) Increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1. Business—Risks Relating to NetBank’s Business” in its Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.